2016 AMENDMENT TO THE
PROTECTIVE LIFE CORPORATION
EXCESS BENEFIT PLAN

WHEREAS, effective as of September 1, 1984, Protective Life Corporation (the “Company”) established the Protective Life Corporation Excess Benefit Plan (the “Plan”) to provide additional retirement benefits to certain employees of the Company and its subsidiaries; and

WHEREAS, pursuant to Section 14 of the Plan, the Plan may be amended at any time by the Company.

NOW, THEREFORE, the Company hereby amends the Plan effective as of the day and year set forth below, as follows:

1.    Delete the current Section 9 Automatic Lump Sum Provision and substitute in lieu thereof the following:

“9.    Automatic Lump Sum Provision. Any Plan provisions (other than Sections 10 and 17) to the contrary notwithstanding, if a Participant dies or has a Termination of Employment for any reason and the present value of the Excess Benefit payable to the Participant or the Participant’s Beneficiary under the Plan is less than $100,000 (determined as set forth in Section 11), the Company shall distribute the present value of the Excess Benefit in a single lump sum payment. Such payment shall be made within 90 days after the Participant’s Termination of Employment (or, if the Participant has died, within 90 days after the Participant’s death). Any such payment shall be in full satisfaction of the Company’s obligations under the Plan.”

2.    Delete the current Section 10 Change of Control and substitute in lieu thereof the following:

“10.    Change of Control. Any Plan provision to the contrary notwithstanding, if a Participant has a Termination of Employment for any reason after a Change of Control, the Participant’s Pre-2005 Benefit shall be paid in a single lump sum payment (determined as provided in Section 11(b)) within 30 days after January 1 of the calendar year immediately following such Termination of Employment.”

3.    Delete the current Section 11 Lump Sum Payments and substitute in lieu thereof the following:

“11.    Calculation of Payments. (a) The calculation of the present value of an Excess Benefit under Section 9 shall be determined as soon as reasonably practicable before the date of payment, using the mortality table (including any setbacks of ages) and interest rate used for determining lump payment amounts under the Pension Plan as of the date on which the calculation is being made.

(b)    The calculation of the present value of an Excess Benefit under Section 10 shall be determined as soon as reasonably practicable before the date of payment, using (1) the mortality table (including any setbacks of ages) used for determining lump sum payment amounts under the Pension Plan as of the date on which the calculation is being made, and (2) an interest rate equal to the lesser of (A) the sum of (i) the yield on U.S. 10-year Treasury Notes at constant maturity as most recently published by the Federal Reserve Bank of New York; provided, however, that if such yield has not been so published within 90 days before the date on which the calculation is being made, the interest rate shall be the yield on substantially similar securities on the preceding business day as determined by Regions Bank upon the request of either the Company or the Participant, plus (ii) .75%, and (B) the interest rate used for determining lump sum payment amounts under the Pension Plan as of the date on which the calculation is being made.

(c)    With respect to any Participant who is employed by the Company on the effective date of a Change of Control, the Excess Benefit payable pursuant to Section 8(e) shall be determined as follows: (1) if such Participant’s Excess Benefit under Section 8(e) is payable as a single lump sum, such lump sum payment shall be determined pursuant to the same calculations applicable to the single lump sum payments described in Section 11(b), or (2) if such Participant’s Excess Benefit under Section 8(e) is payable as an annuity, such Participant’s annuity payments shall be determined by taking the present value of the Excess Benefit determined pursuant to the same calculations applicable to the single lump sum payments described in Section 11(b) and converting the resulting present value into an annuity form of payment that is actuarially equal in value to the present value of the single lump sum payment.”

4.    Add a new Section 17 Payments Following Death as follows:

“17    Payments Following Death. Notwithstanding any Plan provision to the contrary, with respect to payments made under this Plan as a result of a Participant’s death, such payment may be paid at any time during the period beginning on the Participant’s date of death and ending on December 31st of the first calendar year following the calendar year during which the death occurs and such payment shall be treated as timely paid if it is paid at any time during this period. The purpose of this Section 17 is to allow for additional time in which to make payments under the Plan following a Participant’s death without violating Code Section 409A in accordance and consistent with the proposed regulations to Code Section 409A set forth in 81 CFR 40569 published on June 22, 2016.”

5.    All other terms and provisions of the Plan shall remain in full force and effect.

(signature page follows)

IN WITNESS WHEREOF, the Company has executed this Amendment on this 19th day of December, 2016.

PROTECTIVE LIFE CORPORATION

By:     /s/ D. Scott Adams
D. Scott Adams
Executive Vice President and Chief
Administrative Officer

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